Exhibit 17.2

July 28, 2011

Board of Directors
American Retail Group, Inc.
2215-B Renaissance Dr.
Las Vegas, Nevada 89119

To the Board of Directors of American Retail Group, Inc.:

This is to advise you that I agree with the disclosure in the 8-K form of American Retail Group, Inc. regarding my resignation.

Sincerely,

/s/ Vassili Oxenuk
Vassili Oxenuk

cc:  GUZOV OFSINK LLC.